SunAmerica Senior Floating Rate, Inc.
AMENDED AND RESTATED
PLAN PURSUANT TO RULE 18F-3
      SunAmerica Senior Floating Rate Fund, Inc. (the "Corporation") hereby adopts this amended and restated plan pursuant to Rule 18F-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), setting forth the separate arrangement and expense allocation of each class of shares. Any material amendment to this plan is subject to prior approval of the Board of Directors (the "Directors"), including a majority of the disinterested Directors.
CLASS CHARACTERISTICS
CLASS A SHARES:
Class A shares are subject to an initial sales charge, a distribution fee pursuant to a plan adopted in accordance with Rule
12b-1 under the 1940 Act (the "Rule 12b-
1 Plan") payable at the annual rate of up to 0.10% of the average daily net assets of the class and an account maintenance fee payable under the Rule 12b-1 Plan at the annual rate of up to 0.25% of the average daily net assets of the class (the distribution fee and account maintenance fee applicable to each class of the Corporation are collectively referred to herein as the "Rule 12b-1 Fees"). The initial sales charge is waived or reduced for certain eligible investors. In certain cases, as disclosed in the Prospectus and the Statement of Additional Information from time to time, Class A shares may be subject to a contingent deferred sales charge ("CDSC") imposed at the time of redemption if the initial sales charge with respect to such shares was waived.


CLASS C SHARES:
Class C shares are not subject to an initial sales charge, but are subject to a CDSC of 1% during the first year after purchase.
Class C shares are subject to a distribution fee payable under the Rule 12b-1 Plan at the annual rate of up to .50% of the average annual net assets of the class and an account maintenance fee payable under the Rule 12b-1 Plan payable at the annual rate of up to 0.25% of the average daily net assets of the class. The CDSC is waived for certain eligible investors.
Class C shares automatically convert to
Class A shares on the 19th day (or next
business day following the 19th) of the
month following the tenth anniversary of the purchase of such Class C shares.


CLASS T SHARES:
Class T shares are subject to an initial sales charge and an account maintenance fee payable under the Rule 12b-1 Plan at the annual rate of up to 0.25% of the average daily net assets of the class. The initial sales charge is waived or reduced for certain eligible investors.


CLASS W SHARES:
Class W shares are not subject to either an initial or CDSC nor are they subject to any Rule 12b-1 fee.

INCOME AND EXPENSE ALLOCATIONS
      Income, any realized and unrealized capital gains and
losses, and expenses not allocated to a particular class, will be allocated to each class on the basis of the total value of each class of shares in relation to the total value of each class of shares of each series of the Corporation.
DIVIDENDS AND DISTRIBUTIONS
      Dividends and other distributions paid by the Corporation
to each class of shares, to the extent paid, will be paid on the same day and at the same time, and will be determined in the same manner and will be in the same amount, except that the amount of the dividends and other distributions declared and paid by a particular class may be different from that paid by another class because of Rule 12b-1 Fees and other expenses borne exclusively by that class.
EXCHANGE PRIVILEGE
            Each class of shares is generally exchangeable for
the same class of shares of any other SunAmerica Mutual Fund
(subject to certain minimum investment requirements) at the
relative net asset value per share, as disclosed in the Prospectus and Statement of Additional Information from time to time. In addition, certain classes of shares of the Corporation may be exchanged for certain other classes of shares of the Corporation, subject to the conditions set forth in the Corporation's Prospectus and Statement of Additional Information from time to time.
CONVERSION FEATURES
           Class C shares will convert automatically to Class
A shares on the 19th day (or next business day following the
19th) of the month following the tenth anniversary of the
purchase of such Class C shares.  Conversions will be effected at the relative net asset values of Class C and Class A shares, without the imposition of any sales load, fee or charge. Class T and
Class W shares will have no conversion rights.
GENERAL
A.	Each class of shares shall have exclusive voting rights on
any matter submitted to shareholders that relates solely to
its arrangement and shall have separate voting rights on any matter submitted to shareholders in which the interests of
one class differ from the interests of any other class.
B.	On an ongoing basis, the Directors, pursuant to their
fiduciary responsibilities under the 1940 Act and otherwise, will monitor the Corporation for the existence of any
material conflicts among the interests of their several
classes.  The Directors, including a majority of the
disinterested Directors, shall take such action as is
reasonably necessary to eliminate any such conflicts that
may develop.  SunAmerica Asset Management, LLC, the
Corporation's investment manager and adviser, will be
responsible for reporting any potential or existing conflicts to the Directors.
C.	For purposes of expressing an opinion on the financial
statements of the Company, the methodology and procedures for calculating the net asset value and dividends/distributions of the classes and the proper allocation of income and expenses among such classes will be examined annually by the Corporation's independent auditors who, in performing such examination, shall consider the factors set forth in the relevant auditing standards adopted, from time to time, by the American
Institute of Certified Public Accountants and Financial
Accounting Standards Board.
As amended and restated: March 1, 2018